State of Delware Secretary of State Division of Corporations Delivered 01:47 PM 02/15/2018 FILED 01:47 PM 02/15/2018 SR 20181030021 - File Number 6757595

STATE of DELWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

●	First: The name of the Trust is SCS Insurance Opportunities Fund

●	Second: The name and address of the Registered Agent in the State of Delaware is:

The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, DE 19801

●	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

●	Fourth: (Insert any other information the trustees determine to include therein

By:	/s/ Don Deans	By: /s/ Cort Meinelschmidt
	Trustee	Trustee
Name:	Don Deans	Name: Cort Meinelschmidt

By:	/s/ Daniel O'Connor
Trustee
Name:	Dan O'Connor